Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

EAGLE BANCORP MONTANA, INC.

TO COMMENCE SECOND STEP CONVERSION AND OFFERING

Helena, MT, February 19, 2010 – Eagle Bancorp (OTCBB: EBMT) announced today that Eagle Bancorp Montana, Inc., the proposed holding company for American Federal Savings Bank, and Eagle Financial MHC have received conditional regulatory approval to commence the second step conversion and offering. Eagle Bancorp also announced today that the registration statement relating to the sale of common stock of Eagle Bancorp Montana, Inc. has been declared effective by the Securities and Exchange Commission.

Eagle Bancorp Montana, Inc. is offering for sale the 60.4% ownership interest currently owned by Eagle Financial MHC in Eagle Bancorp which is equivalent to between $20.4 million and $27.6 million, or between 2,040,000 and 2,760,000 shares of common stock at $10.00 per share. Eagle Bancorp Montana, Inc. may increase the number of shares that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to $31.7 million or 3,174,000 shares, as a result of market demand, regulatory considerations or changes in financial markets. The number of shares to be sold in the offering and issued to public stockholders in the exchange is based on an independent appraisal of the estimated pro forma market value of Eagle Bancorp Montana, Inc. at December 3, 2009.

The subscription and community offerings are expected to begin February 23, 2010 and are expected to expire at 12:00 noon, Mountain Time, on March 18, 2010. Shares not sold in the subscription and community offerings are expected to be sold in a syndicated community offering that will commence at a later date.

At the conclusion of the conversion and offering, the existing shares of common stock held by the public stockholders of Eagle Bancorp will be exchanged for between 3.1458 and 4.2560 shares of Eagle Bancorp Montana, Inc., subject to a 15% increase to 4.8944 shares, based on the independent appraisal. The offering and exchange ratio ranges could change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering. After the completion of the conversion and offering, Eagle Bancorp Montana, Inc. will be 100% owned by public stockholders, and Eagle Bancorp and Eagle Financial MHC will cease to exist.

The completion of the conversion and offering is subject to, among other things, selling a minimum of 2,040,000 shares in the offering, the receipt of all necessary final regulatory approvals, the receipt of the approval of the depositors and certain borrowers of American Federal Savings Bank as of February 3, 2010, and receipt of the approval of the stockholders of Eagle Bancorp as of February 8, 2010.

On or about February 23, 2010, subscription offering and proxy materials will be mailed to eligible American Federal Savings Bank customers. Proxy materials will also be mailed to stockholders of Eagle Bancorp eligible to vote.

Eagle Bancorp Montana, Inc. has established a Stock Information Center to handle inquiries with respect to the subscription and community offerings. The Stock Information Center will open on February 25, 2010. The Stock Information Center’s telephone number is 1-(877) 821-5778. Hours of operation will be from 9:00 a.m. to 3:00 p.m., Mountain Time, Monday through Friday. A copy of the prospectus relating to the subscription and community offerings may be obtained from the Stock Information Center.

Stifel, Nicolaus & Company, Incorporated is assisting Eagle Bancorp Montana, Inc. in selling its common stock in the subscription and community offerings on a best efforts basis. In the syndicated community offering, Stifel, Nicolaus & Company, Incorporated will act as sole book-running manager and D.A. Davidson & Co. will act as co-manager.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend, Montana. Eagle Bancorp’s common stock trades on the OTC Bulletin Board under the symbol “EBMT.”

Forward Looking Statements — This release may contain certain “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

Eagle Bancorp Montana, Inc. has filed a proxy statement/prospectus concerning the conversion with the SEC. Stockholders of Eagle Bancorp are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the SEC by Eagle Bancorp free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Eagle Bancorp are available free of charge from the Secretary of Eagle Bancorp at Eagle Bancorp, 1400 Prospect Avenue, Helena, Montana 59601, Attention: Secretary.

The directors, executive officers, and certain other members of management and employees of Eagle Bancorp are participants in the solicitation of proxies in favor of the conversion from the stockholders of Eagle Bancorp. Information about the directors and executive officers of Eagle Bancorp is included in the proxy statement/prospectus filed with the SEC.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

CONTACT:	Eagle Bancorp

Peter J. Johnson, President and Chief Executive Officer

(406) 457-4006

Clint J. Morrison, Senior Vice President and CFO

(406) 457-4007

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